UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2009
(Date of earliest event reported)

Access Integrated Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51910	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 300, Morristown, New Jersey	07960
(Address of principal executive offices)	(Zip Code)

973-290-0080
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
Signatures
Exhibit Index

Item 1.01.   Entry into a Material Definitive Agreement

On May 5, 2009, Christie/AIX, Inc. (“C/AIX”), an indirectly wholly-owned subsidiary of Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. (the “Company”), entered into the fourth amendment (the “Fourth Amendment”) with respect to that certain  definitive credit agreement (the “Credit Agreement”), dated as of August 1, 2006 (as amended, supplemented or otherwise modified prior to entry into the Fourth Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the lenders party thereto, and the lenders party thereto, pursuant to which the parties agreed to (1) reduce the interest reserve; (2) change various ratio covenants; (3) added a minimum cash covenant; (4) set the Eurodollar Base Rate floor at 2.5% and (5) increase the interest rate from 4.5% to 6% above the Eurodollar Base Rate. The Company is not a guarantor of C/AIX’s obligations under the Credit Agreement.  The terms of the Credit Agreement, other than as amended by the Fourth Amendment, remain in full force and effect.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to such agreement, which will be filed in accordance with Securities and Exchange Commission regulations.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

99.1
Press Release dated May 8, 2009, with respect to the fourth amendment to that certain definitive credit agreement, dated as of August 1, 2006 (as amended, supplement or otherwise modified prior to entry into the Fourth Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the lenders party thereto, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of May 8, 2009

By:	/s/ Brian D. Pflug
Name:	Brian D. Pflug
Title:	Senior Vice President—Accounting and Finance

EXHIBIT INDEX

99.1
Press Release dated May 8, 2009, with respect to that certain definitive credit agreement, dated as of August 1, 2006 (as amended, supplement or otherwise modified prior to entry into the Fourth Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the lenders party thereto, and the lenders party thereto.